Exhibit 99.1

MEDNAX Earns $1.04 Per Share in 2010 Second Quarter

Generates $91.7 Million of Cash Flow from Operations

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--August 3, 2010--MEDNAX, Inc. (NYSE: MD) today reported earnings per share of $1.04 for the three months ended June 30, 2010, that were driven by contributions resulting from the Company’s acquisitions and ongoing operating efficiencies.

For the 2010 second quarter, MEDNAX reported:

  Revenue growth of 9 percent from the prior-year period;
  Operating income growth of 10 percent, year-over-year; and
  Cash flow from operations of $91.7 million.

“We are posting solid financial results from operations for the second quarter and first half of the year that continue to reflect the successful execution of our strategy of acquiring physician groups and integrating them into our national medical group in a way that creates efficiencies in the delivery of patient care,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are excited about the progress we’re making to build our national anesthesia group practice, as well as our ability to grow our organization in the near future through acquisitions across each of our physician specialties.”

MEDNAX’s revenue of $349.1 million for the three months ended June 30, 2010, increased by 9 percent from $319.8 million for the comparable prior-year period due largely to contributions from acquisitions. Same-unit revenue growth of 2.3 percent included continued growth from reimbursement-related factors of 2.7 percent, partially offset by lower overall same-unit patient volume of 0.4 percent. Same-unit patient volume at neonatal intensive care units (NICUs) staffed by physicians affiliated with MEDNAX was essentially unchanged for the 2010 second quarter when compared with the prior-year period.

Revenue growth from reimbursement-related factors included continued improvement from third-party commercial payors. In addition, the percentage of services reimbursed under government programs increased by 90 basis points during the 2010 second quarter, on a same-unit basis, when compared with the prior-year period. The Company’s same-unit payor mix improved during the 2010 second quarter, with the percentage of services reimbursed under government programs during the second quarter declining by 150 basis points when compared sequentially to the 2010 first quarter.

Income from operations for the 2010 second quarter was $82.1 million, up 10 percent from $74.8 million for the 2009 second quarter.

General and administrative expenses as a percent of revenue declined to 11.2 percent for the 2010 second quarter, a 13-basis point improvement from the prior-year period, as a result of the Company’s acquisitions and continued administrative efficiencies that include the integration of billing services related to the Company’s anesthesia practices throughout last year. General and administrative expense improvement was offset slightly by normal annual expenses that occurred in the 2010 second quarter that in the prior year had been incurred during the first quarter.

For the 2010 second quarter, operating margin improved by 14 basis points, to 23.5 percent, from the prior-year period.

MEDNAX’s effective tax rate for the 2010 second quarter was 39.25 percent, which was 265 basis points lower than the prior-year period. The tax rate for the 2009 second quarter of 41.9 percent included the recognition of a non-deductible loss and an increase in reserves required for uncertain tax positions.

MEDNAX generated net income of $49.4 million for the 2010 second quarter, which compares to $43.2 million for the prior-year period. On a per share basis, MEDNAX earned $1.04, based on a weighted average 47.5 million shares outstanding, for the 2010 second quarter, which compares with EPS of 93 cents, based on a weighted average 46.3 million shares outstanding for the 2009 second quarter.

For the first half of 2010, MEDNAX reported net patient service revenue of $682.0 million, up 9 percent from $623.7 million for the first half of 2009. Operating income grew by 11 percent to $145.7 million for the six months ended June 30, 2010, from $131.4 million for the comparable 2009 period. Net income for the 2010 first half increased to $87.6 million from $77.3 million. Earnings per share were $1.85 through the first six months of 2010, based on a weighted average 47.4 million shares outstanding, which compares with $1.68, based on a weighted average 46.1 million shares outstanding for the first half of 2009.

At June 30, 2010, MEDNAX had cash and cash equivalents of $26.1 million and net accounts receivable were $179.0 million. At the end of the 2010 second quarter, the Company had $58.0 million outstanding on its $350 million revolving credit facility, a reduction of $71.0 million from March 31, 2010.

During the 2010 second quarter the Company generated cash flow from operations of $91.7 million, and MEDNAX used its cash to fund acquisitions and reduce amounts outstanding under its line of credit.

During the 2010 second quarter MEDNAX used $20.0 million of its cash to fund physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions.

MEDNAX announced the completion of three neonatal physician group practice acquisitions during the 2010 second quarter, including groups in Syracuse, New York, Fort Myers, Florida, and Fort Lauderdale, Florida. Through the first half of 2010, seven physician group practice acquisitions have been completed, including six neonatal groups and one maternal-fetal medicine group practice.

Outlook

MEDNAX expects that earnings for the three months ended September 30, 2010, will be in a range of $1.03 to $1.07 per share. This outlook assumes weighted average shares outstanding of 47.9 million, and anticipates that same-unit patient volume at neonatal intensive care units will decline by 1 to 3 percent when compared with the three months ended September 30, 2009. NICU patient volume for the 2009 third quarter increased by 4 percent from the 2008 third quarter. MEDNAX’s outlook also assumes that the percentage of services reimbursed under government programs will increase by 1 to 2 percentage points on a sequential basis, or when compared against the 2010 second quarter. Historically, MEDNAX’s payor mix shifts toward a higher percentage of its services reimbursed from government programs during the third quarter.

MEDNAX’s outlook does not incorporate contributions from practice acquisitions within its anesthesia physician services specialty.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m. (EDT) today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon (EDT) today through midnight (EDT) August 17, 2010, by dialing 800-475-6701, access code 163163. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 275 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 550 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,475 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	($$$ in thousands, except for per share data)

Net patient service revenue	$349,094	$319,815	$682,021	$623,700
Operating expenses:
Practice salaries and benefits	208,762	191,756	422,164	385,764
Practice supplies and other operating expenses	14,062	12,798	27,157	25,439
General and administrative expenses	39,164	36,295	77,263	72,945
Depreciation and amortization	5,006	4,187	9,786	8,150

Total operating expenses	266,994	245,036	536,370	492,298

Income from operations	82,100	74,779	145,651	131,402

Investment income	265	429	669	870
Interest expense	(1,118)	(824)	(1,828)	(1,835)

Income from continuing operations before income taxes	81,247	74,384	144,492	130,437
Income tax provision	31,889	31,167	56,871	53,168
Effective tax rate	39.25%	41.90%	39.36%	40.76%

Net income	$49,358	$43,217	$87,621	$77,269

Net income per common and common equivalent share (diluted)	$1.04	$0.93	$1.85	$1.68

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,528	46,253	47,398	46,088

Balance Sheet Highlights (Unaudited)

	As of June 30, 2010	As of Dec. 31, 2009
	(in thousands)
Assets:
Cash and cash equivalents	$26,141	$26,503
Short-term investments	10,968	5,380
Accounts receivable, net	178,983	164,444
Other current assets	82,716	96,338
Other assets, property and equipment	1,460,886	1,396,685
Total assets	$1,759,694	$1,689,350

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$276,836	$346,470
Total debt	58,295	50,443
Other liabilities	124,240	102,339
Total liabilities	459,371	499,252
Shareholders' equity	1,300,323	1,190,098
Total liabilities and shareholders’ equity	$1,759,694	$1,689,350

CONTACT:
MEDNAX, Inc.
Bob Kneeley, Vice President, Communications and Investor Relations, 954-384-0175, x-5300
bob_kneeley@mednax.com